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                                                                      EXHIBIT 12
                         PETRO STOPPING CENTERS, L.P.
           STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO
                                 FIXED CHARGES
                                (in thousands)




                                          Twelve months                           Year Ended
                                              ended        ----------------------------------------------------------
                                           December 31,    December 31,     December 30,  December 29,   December 31,
                                              1992            1993             1994          1995           1996
                                              ----            ----             ----          ----           ----
Net Income (Loss)                           $(1,871)        $ 5,817          $ 5,038       $ 3,775        $(8,760)
Fixed Charges:
  Interest Expense, net                      18,845          15,515           18,711        21,088         21,263
  Interest portion of rental expense(1)         680             800              789           661            734
                                            -------         -------          -------       -------        -------
  Total Fixed Charges                        19,525          16,315           19,500        21,759         21,997
Add: extraordinary item                                                        5,250
                                                                             -------
Adjusted income before fixed charges
  and extraordinary item                    $17,654         $22,132          $29,788       $25,534        $13,237
                                            =======         =======          =======       =======        =======
Ratio of earnings to fixed charges (2)            -            1.36             1.53          1.17              -
                                            =======         =======          =======       =======        =======

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(1)  Represents the portion of rental expense deemed representative of the interest factor (deemed to be
     one-third of minimum operating lease payments).
(2) Earnings were not sufficient to cover fixed charges by $1,871 for the Twelve months ended December
     31, 1992 and $8,760 for year ended December 31, 1996.